Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED ARE MARKED WITH “[***].” A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

GPEx®-DERIVED CELL LINE SALE AGREEMENT

This GPEx®-Derived Cell Line Sale Agreement (this “Agreement”) is made as of this 2nd day of February, 2012 (“Effective Date”), by and between DiaMedica Inc., a Manitoba corporation, with a place of business at 200 – 135 Innovation Drive, Winnipeg, Manitoba, R3T 6A8, Canada (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA (“Catalent”).

RECITALS

A.     Catalent and its Affiliates hold certain proprietary cell line engineering and gene expression technology for the expression of proteins (“GPEx Technology”), which proteins can be used in drug products;

B.     Catalent has, pursuant to the Project Plan and Quotation for GPEx® Cell Line Engineering dated March 30, 2011, and subsequent Project Plans and Quotations for GPEx® Cell Line Development, dated August 1, 2011 and October 10, 2011 (collectively, the “PP&Q”) and a Development and Manufacturing Agreement dated February 2, 2012 (collectively, the “Project Documents”), developed for Client through the application of the GPEx Technology a cell line (including any cell lines derived in whole or part therefrom, the “GPEx Cell Line”) expressing the Expression Product(s) (as defined below); and

C.     Client wishes to purchase and Catalent is willing to sell the GPEx Cell Line on the terms and conditions set forth below.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1     “Active or Component” means any pharmaceutically active agent, whether chemical or biologic in nature, or any other component (including delivery mechanisms, adjuvants and excipients), but excluding the Expression Product.

1.2     “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. (“Catalent Inc.”) and any corporation, firm, partnership or other entity controlled by Catalent Inc.  For the purposes of this definition, “control” shall mean the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.3     “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.

1.4     “Cabilly Patent” means U.S. Patent No. 6,331,415 (Methods for Producing Immunoglobulins, Vectors and Transformed Host Cells For Use Therein), issued to Genentech, Inc., any divisionals, reissues, continuations and continuations-in-part thereof, and any foreign equivalents of the foregoing.

1.5     “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent. Catalent hereby represents that it has the power to bind its Affiliates to the terms and conditions set forth in this Agreement and any Affiliate that performs any obligations hereunder shall be bound by the terms and conditions of this Agreement as if such Affiliate was an original signatory to this Agreement. Notwithstanding the foregoing, Catalent shall remain liable for a breach of this Agreement by its Affiliate.

1.6     “Catalent Indemnitees” has the meaning set forth in Section 6.2.

1.7     “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.8     “Client Indemnitees” has the meaning set forth in Section 6.1.

1.9     “Combination Product” means any Product containing an Active or Component; wherein the Active or Component are combined with the Expression Product into a single dose form, comprise more than one dose form packaged and sold together or comprise more than one dose form packaged separately but sold together.

1.10     “Effective Date” has the meaning set forth in the introductory paragraph.

1.11     “Expression Product(s)” means any peptide, polypeptide or protein encoded by any of the genes or cDNA constructs identified on Attachment A and expressed by the GPEx Cell Line, including the Expression Products separately identified on Attachment A.

1.12     “GPEx Cell Line” has the meaning set forth in Recital B.

1.13     “GPEx Technology” has the meaning set forth in Recital A.

1.14     “Launch” means the first commercial sale of a Product by Client, its Affiliates, sublicensees or agents anywhere in the world after receipt of Regulatory Approval and, if required, Pricing Approval.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.15     “Net Sales” means, for the measured period, the gross invoiced amounts for Products sold or commercially disposed of for value by Client or its permitted sublicensees (including its Affiliates), less the following:

A.     customary trade allowances, discounts (including cash and volume discounts) and rebates actually taken or allowed and attributable specifically to Products;

B.     credits or allowances of Product price given or made for rejection, recall or return of previously sold Products actually taken or allowed and an allowance for actual bad debt;

C.     chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations or to federal, state/provincial, local or other governments, including their agencies, purchasers or reimbursers;

D.     sales taxes, value-added taxes, excise or use taxes, tariffs, duties and customs fees and other taxes, duties or other governmental charges imposed with respect to sales of Products to the extent borne by the seller thereof and actually paid; and

E.     freight, insurance and other transportation expenses for shipments of Products to the extent borne by the seller thereof and actually paid.

Sales of Products between Client and its permitted sublicensees (including its Affiliates) shall be disregarded for the purposes of calculating Net Sales, and in such case Net Sales shall include subsequent sales by the relevant sublicensee to a third party Subject to the foregoing sentence, if any Products are sold or disposed of by Client or its permitted sublicensees other than in a bona fide arm’s length sale exclusively for money, then Net Sales for such products shall be deemed to be the price at which Client could have sold such Products in a separate arm’s length transaction to a willing purchaser at the relevant time in the relevant country.

The amount of any reduction or reversal of any accrual or reserve related to any deduction from the amount invoiced for Products shall be included in Net Sales in the quarter in which such reduction or reversal occurs. All calculations shall be made in accordance with GAAP.

In the case of a Combination Product for which each Active or Component have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Products contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Products without the Active or Component plus the Active or Component contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question. Notwithstanding the foregoing, in no event shall the Net Sales value of a Combination Product be less than the Net Sales value of the Product contained in the Combination Product.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.16     “Pricing Approval” means subsequent to Regulatory Approval, pricing and any relevant reimbursement approval to allow marketing and sales of Product in the given country for which such Regulatory Approval relates.

1.17     “Product” means any product (including an Expression Product), reagent or Combination Product, or part thereof, whose development, manufacture, use or sale utilizes or is derived from the GPEx Cell Line.

1.18     “Project Documents” has the meaning set forth in Recital B.

1.19     “Purpose” has the meaning set forth in Section 2.1.

1.20     “Regulatory Approval” means any approvals, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to U.S. Investigational New Drug (“IND”) applications, New Drug Applications and Abbreviated New Drug Applications, as applicable (or equivalent non-U.S. filings, such as European marketing authorization applications) of any Regulatory Authorities that are necessary for the development, manufacture, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Products anywhere in the world, excluding Pricing Approvals.

1.21     “Regulatory Authorities” means the international, federal (including the FDA), state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in any jurisdiction in the world responsible for (A) the regulation (including pricing) of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.

1.22     “Term” has the meaning set forth in Section 9.1.

ARTICLE 2

SALE AND USE OF CELL LINE

2.1     Contingent Sale. Catalent hereby sells and transfers to Client all of its right, title and interest in and to the GPEx Cell Line; provided, that Client shall use the GPEx Cell Line solely for developing, testing, seeking Regulatory Approvals, including pursuant to an IND (or equivalent non-U.S. filings), for, marketing, and otherwise commercially exploiting Product(s) (the “Purpose”). Such sale is and shall remain contingent upon the continued observance by Client of the terms of this Agreement.

2.2     License. To the extent any of Catalent’s patents claiming or covering the GPEx Technology (the “GPEx Patents”) would be infringed by the use of the GPEx Cell Line in accordance with this Agreement or by the making, using, selling, offering for sale or importing of Products, Catalent hereby grants to Client the worldwide, exclusive right (with the right to grant sublicenses through multiple tiers) to grow or culture the GPEx Cell Line or use the GPEx Cell Line and to make, use, sell, offer for sale and import Products. The sale of the GPEx Cell Line to Client shall not be construed as a license or as permission to (A) independently make or utilize the GPEx Technology (apart from the foregoing license)or (B) modify or derive portions of the GPEx Cell Line for the development of products other than the Products.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.3     Tender of GPEx Cell Line. Upon payment of the fee described in Section 3.1(A)(i) by Client to Catalent, Catalent shall make the GPEx Cell Line available to Client EXW (Incoterms 2000) the Catalent site, as follows: within 5 business days following such payment, Catalent shall tender the requested number of vials of the GPEx Cell Line up to the quantity within the possession of Catalent to Client’s designated common carrier; and within 10 business days following such payment, Catalent shall tender the balance. Catalent shall follow standard practice and mutually agreed to procedures to package and ship all vials in an appropriate manner to avoid spoilage or degradation during transit. Title to and risk in the GPEx Cell Line shall pass to Client when released by Catalent at the Catalent site to Client’s designated common carrier. Catalent shall retain a limited amount of the GPEx Cell Line for 90 days following tender of delivery of the second shipment solely as safety stock; which shall be shipped to client in the event such first or second shipment of vials of the GPEx Cell Line is not successful, and thereafter shall be entitled to destroy such safety stock. Catalent shall furthermore provide the Technology Transfer support and Manufacturing Process based on processes performed by Catalent.

2.4     Client Handling. Client shall comply with all applicable laws and regulations, as well as all published governmental guidelines, pertaining to the use, storage, transportation, disposition, containment and other handling of the GPEx Cell Line and all Products. In particular, Client acknowledges that the manufacture, transfer, sale and/or export of the GPEx Cell Line or any Product may require a license or approval from an agency of the United States government. Client shall be solely responsible for obtaining all licenses, permits or authorizations required from the United States and any other government for any manufacture, transfer, sale and/or use of the GPEx Cell Line and any Product, including Regulatory Approvals. To the extent not inconsistent with this Agreement, Catalent agrees to provide Client (at Client’s expense) with such assistance as Client may reasonably request in obtaining such licenses, permits, or authorizations; provided that any such assistance that is required to be provided by the Project Documents shall not be subject to reimbursement under this Agreement. Such services shall be provided in accordance with a separate service agreement to be agreed upon by the parties.

2.5     Regulatory Authority Submissions. Client and Catalent agree to cooperate in preparing and making any required submissions to any Regulatory Authority in respect of the GPEx Cell Line or Products, including Regulatory Approvals; provided, that Catalent shall not be required to incur any material expense, whether internal or out-of-pocket, in connection therewith, unless otherwise expressly agreed in writing by Catalent in advance, and further provided that the foregoing shall not limit any cooperation or expenses that Catalent provides under the Project Documents. Catalent expressly agrees that Client shall have the right to reference any drug master files maintained by Catalent in the ordinary course of business relating to any Product or GPEx Technology covered by this Agreement insofar as such information is necessary or desirable in connection with obtaining any Regulatory Approval..

2.6     Further Sale or Transfer of GPEx Cell Line. Subject in all cases to the Purpose:

A.     To a Purchaser. Client shall have the right to sell or transfer its rights to the GPEx Cell Line to any third party, including its Affiliates; provided, that (i) Client provides written notice of such proposed sale or transfer to Catalent at least 30 days in advance and (ii) such third party agrees in a writing to assume Client’s obligations under this Agreement, including obligations to make all deferred payments pursuant to Section 3.1. Notwithstanding any such further sale or transfer, Client shall remain liable for non-payment of all such deferred payments.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

B.     To a Contract Manufacturer. Client shall have the right to transfer the GPEx Cell Line to a third party contract manufacturer; provided, that such party agrees in advance in a writing not to transfer or make available the GPEx Cell Line or any Product to any party other than Client or Client’s designated recipients.

2.7     Exclusivity. For a period of five (5) years from March 30, 2011 Catalent will not (and will ensure that its Affiliates do not) provide any cell line engineering services or developmental services to any third party with respect to a protein that has at least ninety percent (90%) amino acid sequence identity to Client’s DM-199 Expression Product for a period defined in the Project Documents.

ARTICLE 3

PAYMENT

3.1     Fees. In consideration for the GPEx Cell Line:

A.     Milestone Fees. Client shall pay to Catalent the following milestone fees:

(i)     [***];

(ii)     [***];

(iii)     $185,000 upon the initiation (first dose) of the phase III clinical trial (or equivalent); and

(iv)     $185,000 upon BLA approval (or equivalent)

Client shall notify Catalent of the achievement of each such milestone within 5 business days following achievement. Such fees shall be paid within 30 days following invoice, which invoice shall be submitted to Client by Catalent not later than promptly following receipt of Client’s notification, and shall be non-refundable and non-creditable. Each milestone payment shall only be due one time.

B.     Royalties. Following Launch of the first Product, Client shall pay to Catalent, on a quarterly basis, a royalty equal to [***]. Client shall deliver to Catalent within 45 days following the end of each quarter following Launch (i) a written statement setting forth in reasonable detail its calculation of the royalties due for such most recently completed calendar quarter, including its calculation of Net Sales and all appropriate backup information, and (ii) payment of the royalty due on such Net Sales.

3.2     Payment Terms. Client shall make payments as directed in the applicable invoice, if any, or otherwise as Catalent may direct from time to time. Payments shall be made in United States dollars. If any conversion of foreign currency to United States dollars is required in connection with payments pursuant to Section 2.1(B), such conversion shall be made at the exchange rate reported in The Wall Street Journal on the last business day of the quarterly reporting period to which any such payment relates. In the event payment not under dispute is not received by Catalent on or before the due date, then Catalent may, in addition to any other remedies available at equity or in law, at its option, elect to do any one or more of the following: (A) charge interest on the outstanding sum from the due date (both before and after any judgment) at 2% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws)and/or (B) terminate this Agreement pursuant to the procedure set forth in Section 9.3 (including the required notice and opportunity to cure) or, in the case of dispute, charge interest from the date the dispute is resolved. or, in the case of dispute, charge interest from the date the dispute is resolved.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3.3     Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) in connection with the sale of the GPEx Cell Line to Client hereunder are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable as mentioned in Section 3.1, Client shall pay to the appropriate governmental authority on behalf of Catalent such deduction or withholding. Client shall use reasonable efforts to minimize any such deductions or withholdings. Client promptly shall deliver to Catalent proof of payment of all such deductions and withholdings, together with copies of all communications from or with such governmental authority with respect thereto.

3.4     Records; Audit Rights. Client will keep complete and accurate books and records relating to its calculation of Net Sales (including all relevant deductions) and is achievement of the milestone events referred to in Section 3.1(A) for at least 3 years after the expiration of the year to which they relate. Upon the written request and not more than once per twelve month period, Catalent shall be entitled to audit, or to have an independent accountant acceptable to Client audit, such books and records solely related to calculations of Net Sales for the previous twelve month period. Upon reasonable advance notice, Client shall provide the auditors with access during normal business hours to appropriate space at Client’s relevant location and to such of the pertinent books and records of Client as may be reasonably necessary to verify the matters in question. Auditors shall be required to sign Client’s standard confidential disclosure agreement prior to being allowed access to such books and records. Catalent shall indemnify and hold Client harmless for any action or activity of such auditors while on Client’s premises. Prior to disclosing the results of any such audit to Catalent, the auditors shall present Client with a preliminary report of findings and provide Client with an opportunity to respond to any questions raised or issues identified. If an audit discloses an underpayment or overpayment by Client of any amounts paid pursuant to any provision of this Agreement, such amounts shall be paid to Catalent, or in the case of an overpayment credited to Client, within 30 days after the date Client receives the auditors’ final written report. Any fees and expenses of the audit shall be paid by Catalent unless the audit discloses an understatement by Client of more than 3% of the aggregate amounts payable pursuant to this Agreement, in which case Client shall bear the responsibility for any such reasonable fees and expenses.

3.5     Dispute. Client may dispute all or any part of an invoice by providing written notice to Catalent within 15 days of receipt of an invoice. In the event a dispute cannot be resolved within 30 days, the dispute resolution provisions outlined in Section 11.10 shall apply.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE 4
CONFIDENTIALITY AND NON-USE

4.1     Mutual Obligation. Catalent and Client each agrees that it will not use the other party’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose the other party’s Confidential Information to any third party without the prior written consent of the other party, except as required by law, regulation or court or administrative order; provided, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) agree to be bound by the terms of this Article. Client shall have the right to disclose Confidential Information of Catalent to actual or prospective sublicensees, acquirers and manufacturers, that have a need-to-know and are under obligations of confidentiality no less restrictive than those set forth herein.

4.2     Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Catalent or Client, or any of their respective representatives or Affiliates, to the other party or its representatives or Affiliates, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives or Affiliates, containing or based in whole or in part on any such information furnished by the other party or its representatives or Affiliates. Confidential Information also includes the existence of this Agreement and its terms.

4.3     Exclusions. Notwithstanding Section 4.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information of the other party as evidenced by the receiving party’s written records.

4.4     No Implied License. Except as expressly set forth in Section 4.1, the receiving party will obtain no right of any kind or license under any Confidential Information of the disclosing party, including any patent application, patent or other intellectual property (including, where Client is the receiving party, the GPEx Technology), by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data, subject to Article 5; provided, that Client agrees to allow Catalent to use data obtained from development of the GPEx Cell Line or any Product, so long as such data is not identifiable to Client or its Intellectual Property, including without limitation identity of Client’s Drug Product, for marketing and demonstration of the GPEx Technology to third parties.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

4.5     Return of Confidential Information. Upon expiration or termination of this Agreement, the party receiving Confidential Information will cease its use and, upon request, within 30 days either return or destroy (and certify as to such destruction) all Confidential Information of the other party, including any copies thereof, except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

4.6     Survival. The obligations of this Article will terminate 7 years from the expiration or termination of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1     Catalent. Catalent represents, warrants and undertakes to Client that:

A.     The regulatory documents and other data and information provided by Catalent to Client under the Project Documents in connection with the GPEx Cell Line is sufficient for Client to file for regulatory approval for the Expression Product;

B.     To the best of Catalent’s knowledge, GPEx Technology that is provided to Client (including, to its knowledge, in combination with the Product) for the purposes anticipated by this Agreement, will not infringe, misappropriate or violate any patent, trademark, trade secret, copyright or other intellectual property or other proprietary rights of any third party;

C.     to its knowledge, it has all necessary ownership or rights to use the GPEx Technology the purposes of fulfilling its obligations under this Agreement and no additional licenses for third party intellectual property are required to use the GPEx Technology for the purposes anticipated by this Agreement; and

D.     it has the lawful right to sell the GPEx Cell Line to Client for all purposes contemplated hereunder.

5.2     Client. Client represents, warrants and undertakes to Catalent that:

A.     to its knowledge, its Expression Product and any material, process or technology that is otherwise provided or utilized by Client in connection with any Expression Product (including, to its knowledge, in combination with the GPEx Technology) or the manufacture, use or sale of any Expression Products for the purposes anticipated by this Agreement, will not infringe, misappropriate or violate any patent, trademark, trade secret, copyright or other intellectual property or other proprietary rights of any third party;

B.     Client shall use the GPEx Cell Line solely for the Purpose and otherwise as set forth herein, and in compliance with all applicable laws; specifically, Client shall not permit the human consumption of any Products, except to the extent such consumption occurs in the course of clinical studies that expressly permit such use and that have been approved by appropriate Regulatory Authorities or following receipt of all necessary Regulatory Approvals for commercial use and sale; and

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

C.     As of the Effective Date, Client intends to file an IND (or equivalent non-U.S. filings) in respect of the Expression Product.

5.3     Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6
INDEMNIFICATION

6.1     Indemnification by Catalent. Catalent shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement (B) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights arising solely from GPEx Technology or (C) any negligence or willful misconduct by Catalent; except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

6.2     Indemnification by Client. Client shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (“Catalent Indemnitees”) from and against any and all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to the Product or the GPEx Cell Line (but only to the extent Client modifies or alters the GPEx Cell Line), including product liability or strict liability, (C) the conduct of any clinical trials utilizing the Product, (D) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights arising solely from Catalent’s use of intellectual property or information provided by Client or (E) any negligence or willful misconduct by Client; except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.

6.3     Cabilly. Notwithstanding Sections 6.1, 6.2 or any other provision of this Agreement, neither party shall have any obligation to indemnify the other in respect of any claim under or relating to the Cabilly Patent.

6.4     Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (A) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, , (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) fully cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE 7
LIMITATIONS OF LIABILITY

7.1      EXCEPT FOR OBLIGATIONS RESULTING FROM CATALENT’S BREACH OF SECTION 4, CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAYABLE BY CLIENT TO CATALENT IN THE ONE YEAR PERIOD PRECEEDING THE CLAIM.

7.2     NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

ARTICLE 8
INSURANCE

Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per occurrence limit of not less than an amount equivalent to $1,000,000; (B) Products and Completed Operations Liability Insurance (including coverage for Products used in clinical trials) with a per occurrence limit of not less than an amount equivalent to $5,000,000; (C) Workers Compensation and Employers Liability Insurance, with statutory limits for Workers Compensation and Employers Liability limits of not less than an amount equivalent to $1,000,000 per accident, to the extent Client is not covered by Workers Compensation and Employers Liability Insurance provided to by a Province or State in which Client resides; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at Catalent’s facilities or in transit to, from or between Catalent’s facilities. The parties hereby acknowledge and agree that Client may self-insure all or any portion of the above-required insurance. Client shall maintain levels of insurance or self insurance sufficient to meet its obligations under this Agreement. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than 3 years following the expiration or termination of this Agreement. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Catalent. Client shall not seek reimbursement for any property claim or portion thereof that is not fully recovered from Client’s Property Insurance policy. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers’ Compensation insurance releasing its subrogation rights against Catalent. Catalent Inc. and its Affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies with respect to the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance evidencing the required insurance policies and additional insured status to Catalent as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Catalent Insurance. Catalent shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $5,000,000; (C) Workers Compensation and Employers Liability Insurance, with statutory limits for Workers Compensation and Employers Liability limits of not less than $1,000,000 per accident; and (D) Professional Services Errors & Omissions Liability Insurance with per-claim and aggregate limits of not less than $1,000,000. The parties hereby acknowledge and agree that Catalent may self-insure all or any portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than 3 years following the expiration or termination of this Agreement. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Workers’ Compensation insurance releasing its subrogation rights against Client. Catalent shall obtain a waiver from any insurance carrier with whom Catalent carries Property Insurance releasing its subrogation rights against Client. Client shall be named as additional insured under Catalent’s Products and Completed Operations Liability insurance policy with respect to the products and completed operations outlined in this Agreement. Catalent shall furnish to Client a certificate of insurance or other evidence of the required insurance and additional insured status as soon as practicable after the Effective Date and within 30 days after renewal of such policies. Each insurance policy which is required under this Agreement, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 9
TERM AND TERMINATION

9.1     Term. This Agreement shall commence on the Effective Date and continue until terminated in accordance with this Article 9 (the “Term”).

9.2      Voluntary Termination by Client. Client may terminate this Agreement without cause at any time during the Term on 90 days’ prior written notice to Catalent.

9.3     Mutual Termination Rights. Either party may terminate this Agreement immediately without further action if (A) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 90 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction or (B) the other party materially breaches any of the provisions of this Agreement and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within 30 days of receipt of notice of non-payment from Catalent.. Notwithstanding the foregoing, once Client has made all payments required under Article 3, Catalent shall not have the right to terminate this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.4     Effect of Termination. Termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such termination. In the event of a termination of this Agreement solely by Client without cause or by Catalent for material breach by Client, provided that in such case Client will destroy the GPEx Cell Line (Agreement, A) Client’s ownership rights in the GPEx Cell Line shall automatically terminate and title thereto shall revert to Catalent, (B) Client shall immediately destroy (and certify such destruction to Catalent) all remaining stores of the GPEx Cell Line in its possession or control and (C) Client shall have a period of no more than 6 months to sell any remaining inventories of Products, it being understood that such sales shall remain subject to the terms of this Agreement, including, the obligations set forth in Article 3. Upon Client’s request, Catalent shall promptly destroy (and certify such destruction to Client) all remaining stores of the GPEx Cell Line in its possession or control, except that Catalent may retain a reasonable legacy quantity of the GPEx Cell Line solely for archival uses.

9.5     Survival. The rights and obligations of the parties shall continue under Articles 6 (Indemnification), 7 (Limitations of Liability), 10 (Notice), 11 (Miscellaneous); under Articles 4 (Confidentiality and Non-Use) and 8 (Insurance), in each case to the extent expressly stated therein; and under Sections 2.2 (No License), 2.4 (Client Handling), 3.2 (Payment Terms), 3.3 (Taxes), 3.4 (Records; Audit Rights), 5.3 (Limitations on Warranties), 9.4 (Effect of Termination) and 9.5 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding termination of this Agreement.

ARTICLE 10
NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered, if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	DiaMedica Inc.
200 – 135 Innovation Drive
Winnipeg, Manitoba R3T 6A8
Canada
Attn: Mathew Charles, Director, Product Development
Facsimile: +1 (204) 453-3745

To Catalent:	Catalent Pharma Solutions, LLC
8137 Forsythia Street
Middleton, Wisconsin 53562
USA
Attention: General Manager
Facsimile: (608) 824-9930

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

With a copy to:	Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, New Jersey 08873
USA
Attn: General Counsel (Legal Department)
Facsimile: +1 (732) 537-6491

ARTICLE 11
MISCELLANEOUS

11.1     Entire Agreement; Amendments. This Agreement, together with that certain Confidentiality Agreement dated October 12, 2010 between the parties, and the Project Documents dated March 30, 2011, August 1, 2011 and October 10, 2011, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

11.2     Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

11.3     Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

11.4     No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

11.5     Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

11.6     Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.7     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company or the assigning company’s business unit responsible for performance under this Agreement.

11.8     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

11.9     Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.10     Alternative Dispute Resolution. If any dispute arises between the parties in connection with this Agreement, such dispute shall be presented to the respective presidents or senior executives of Catalent and Client for their consideration and resolution. If such parties cannot reach a resolution of the dispute, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending such dispute resolution.

11.11     Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

11.12     Publicity. Neither party shall make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's express prior written consent, except as required under applicable laws or by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. In addition, Client shall not use the Catalent name or the names of any of the inventors of the GPEx Technology in any advertising, promotion or sales without the prior written consent of Catalent; provided, that Client may state that the Products have been manufactured utilizing a GPEx Cell Line produced under one or more of the patents and applications comprising the GPEx Technology. Client shall not use Catalent’s name in a manner that could be construed as an endorsement of Client’s Product, including any scientific conclusion as to safety or efficacy.

11.13     Setoff. Without limiting either party’s rights under law or in equity, Client or Catalent, may exercise a right of set-off against any and all amounts due to the other party.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.14     Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, public utilities or common carriers; provided, that the party seeking relief under this Section shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for 45 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

11.15     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

11.16     Bankruptcy. The parties hereto acknowledge and agree that the rights granted to Client hereunder are rights with respect to intellectual property (including, without limitation, “intellectual property” within the meaning of Section 101 of the Bankruptcy Code of the United States). Client shall have all the rights contemplated by Section 365(n) of such Bankruptcy Code with respect to the licenses and other rights described in this Agreement.

 [Signature page follows]

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

CATALENT PHARMA SOLUTIONS, LLC		DIAMEDICA INC.

By:	/s/ Michael Jenkins	By:	/s/ Rick Pauls

Name:	Michael Jenkins	Name:	Rick Pauls

Title:	General Manager	Title:	Chief Executive Officer

Signature Page to GPEx®-Derived Cell Line Sale Agreement

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ATTACHMENT A

[***]